                                                                     EXHIBIT 11

             SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                                           THREE      THREE
                                YEAR        YEAR        YEAR        YEAR        YEAR      MONTHS     MONTHS
                                ENDED       ENDED       ENDED       ENDED       ENDED      ENDED      ENDED
                             JANUARY 31, JANUARY 30, JANUARY 29, JANUARY 28, FEBRUARY 1,  MAY 4,     MAY 3,
                                1993        1994        1995        1996        1997       1996       1997
                             ----------- ----------- ----------- ----------- ----------- ---------  ---------
Weighted average common
 shares outstanding........   2,374,539   3,347,955   3,397,955   3,422,955   3,422,955  3,422,955  3,422,955
Dilutive effect of stock
 options granted in fiscal
 1996 computed by use of
 the treasury stock
 method....................      59,167      59,167      59,167      59,167      59,167     59,167     59,167
Dilutive effect of stock
 options and warrants
 issued prior to fiscal
 1996, computed by use of
 the treasury stock
 method....................      29,166      37,400       5,857      14,341      39,676     47,550     37,050
Dilutive effect of option
 granted by Company's
 chairman, computed by use
 of the treasury stock
 method (1)................     127,274     180,001     202,599     241,899         --         --         --
                              ---------   ---------   ---------  ----------  ----------  ---------  ---------
Dilutive effect of options
 and warrants..............     215,607     276,568     267,623     315,407      98,843    106,717     96,217
                              ---------   ---------   ---------  ----------  ----------  ---------  ---------
Weighted average common and
 common equivalent shares
 outstanding...............   2,590,146   3,624,523   3,665,578   3,738,362   3,521,798  3,529,672  3,519,172
                              =========   =========   =========  ==========  ==========  =========  =========
Computation of earnings per
 share Net income / Average
 common and common
 equivalent shares
 outstanding
Net income (loss)..........    $827,000    $839,000    $719,000  $1,304,000  $1,736,000   (575,000)  (867,000)
Earnings (loss) per share..    $   0.32    $   0.23    $   0.20  $     0.35  $     0.49      (0.16)     (0.25)
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(1) Represents the dilutive effect of an option to purchase shares owned by the Company's Chairman, granted by the Chairman to the Company's former
    President.